Prospectus Supplement
John Hancock Premium Dividend Fund (the fund)
Supplement dated October 30, 2025 to the current Prospectus, as may be supplemented (the Prospectus)
Effective October 30, 2025 (the Effective Date), Caryn E. Rothman, CFA and Jonas Grazulis, CFA no longer serve as portfolio managers of the fund. As of the Effective Date, Joseph H. Bozoyan, CFA and James Gearhart, CFA will continue to serve as portfolio managers of the fund and will be jointly and primarily responsible for the day-to-day management of the fund’s portfolio. Accordingly, as of the Effective Date, all references to Caryn E. Rothman, CFA and Jonas Grazulis, CFA are removed from the Prospectus.
You should read this supplement in conjunction with the Prospectus and retain it for your future reference.
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.

Statement of Additional Information Supplement
John Hancock Premium Dividend Fund (the fund)
Supplement dated October 30, 2025 to the current Statement of Additional Information, as may be supplemented (the SAI)
Effective October 30, 2025 (the Effective Date), Caryn E. Rothman, CFA and Jonas Grazulis, CFA no longer serve as portfolio managers of the fund. As of the Effective Date, Joseph H. Bozoyan, CFA and James Gearhart, CFA will continue to serve as portfolio managers of the fund and will be jointly and primarily responsible for the day-to-day management of the fund’s portfolio. Accordingly, as of the Effective Date, all references to Caryn E. Rothman, CFA and Jonas Grazulis, CFA are removed from the SAI.
You should read this supplement in conjunction with the SAI and retain it for your future reference.
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.